UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices, including zip code)

800-251-0171

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 12, 2016, Atlas Resource Partners, L.P. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the NYSE has determined to commence proceedings to delist its common units (the “Common Units”) from the NYSE as a result of the Company’s failure to comply with the continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual to maintain an average closing price of not less than $1.00 over a consecutive 30 trading day period. The Company’s two preferred unit classes, 8.625% Class D Cumulative Redeemable Perpetual Preferred Units and 10.75% Class E Cumulative Redeemable Perpetual Preferred Units (collectively, the “Preferred Units”), will also be delisted.

The NYSE has informed the Company that it will apply to the Securities and Exchange Commission to delist the Common Units and Preferred Units upon completion of all applicable procedures, including any appeal by the Company of the NYSE’s decision. The Company does not intend to appeal the delisting determination. The Common Units and Preferred Units began trading on the OTCQX Market on Wednesday, July 13, 2016, with the symbol “ARPJ” for the Common Units, “ARPJP” for the Class D Preferred Units and “ARPJN” for the Class E Preferred Units. The Company will remain subject to the public reporting requirements of the Securities and Exchange Commission following the transfers to the OTCQX.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on July 12, 2016, announcing that it received the notice of noncompliance with the NYSE’s continued listing standard and that the Common Units and Preferred Units will begin trading on the OTCQX on July 13, 2016. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are attached hereto and filed herewith

Exhibit No.	Description
99.1	Press release dated July 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS RESOURCE PARTNERS, L.P.

By: Atlas Energy Group, LLC, its general partner

Dated: July 13, 2016	By:	/s/ Lisa Washington
	Name:	Lisa Washington
	Title:	Vice President, Chief Legal Officer and Secretary